EXHIBIT 5.1

PILLSBURY WINTHROP LLP

ONE BATTERY PARK PLAZA NEW YORK, NY 10004-1490 212.858.1000 F: 212.858.1500

April 4, 2003

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Riverstone Networks, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-89758) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of $126,525,000 aggregate principal amount of 3¾% Convertible Subordinated Notes due 2006 (the “Securities”) and the shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Securities (the “Conversion Shares”). The Securities were issued pursuant to an Indenture dated as of November 21, 2001 between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the “Indenture”). The Securities and the Conversion Shares are to be offered for the respective accounts of the holders thereof.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Securities have been properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that (i) the Securities have been duly authorized and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing, and (ii) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Securities in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

Riverstone Networks, Inc.

April 4, 2003

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP